UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D. C. 20549



                               FORM 8-K
                            CURRENT REPORT
                   Pursuant to Section 13 or 15 (d)
                of the Securities Exchange Act of 1934





                          September 26, 1996
           Date of Report (Date of earliest event reported)


                          CENIT BANCORP, INC.
        (Exact name of registrant as specified in its charter)


             Delaware                 0-20378                 54-1592546
(State or other jurisdiction of (Commission File Number) (I.R.S. Employer
 incorporation or organization)                          dentification Number)


225 West Olney Road
Norfolk, Virginia                       23510
(Address of principal                 (Zip code)
 executive office)


   Registrant's telephone number, including area code:    (757) 446-6600





CENIT Bancorp, Inc.

Item 2 - Acquisition or Disposition of Assets

On September 26, 1996, CENIT Bank, a wholly-owned subsidiary of CENIT Bancorp, Inc. (the "Company") assumed the deposits of four Essex Savings Bank, FSB ("Essex") branches pursuant to a Branch Purchase and Deposit Assumption Agreement dated July 2, 1996. As part of this transaction, CENIT Bank assumed approximately $63 million of deposits, acquired certain other assets and liabilities, and received approximately $61 million of cash.
CENIT Bank used the majority of the cash proceeds received in connection with the deposit assumption to reduce its Federal Home Loan Bank of Atlanta advances.

In connection with this transaction, CENIT Bank has recorded total intangible assets of approximately $2.6 million. Goodwill totals approximately $2.2 million and will be amortized by the Company on a straight-line basis over 15 years. The core deposit intangible totals approximately $427,000 and will be amortized by the Company on an accelerated basis over ten years.

CENIT Bank continues to operate the former Essex offices located in Downtown Hampton, Virginia and in the Denbigh area of Newport News, Virginia. The deposits associated with Essex's Norfolk and Portsmouth, Virginia offices have been consolidated into existing CENIT Bank retail offices in those neighborhoods. CENIT Bank will also acquire the deposits of Essex's Grafton, Virginia location on or about November 7, 1996. These deposits will be consolidated into CENIT Bank's Kiln Creek office located in York County, Virginia. The Grafton office has approximately $5 million of deposits.

Prior to the deposit assumption, there was no material relationship between Essex and the Company, nor between Essex and any affiliate, director, or officer of the Company, or any associate of any such director or officer.

Attached hereto as Schedule A is a copy of the news release distributed September 27, 1996, to local newspapers.

Item 7 - Financial Statements and Exhibits

(C) Exhibits

The Branch Purchase and Deposit Assumption Agreement between CENIT Bancorp, Inc. and Essex Savings Bank, FSB is incorporated by reference to the Exhibits to CENIT Bancorp, Inc.'s Form 8-K dated July 9, 1996.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                       CENIT BANCORP, INC.




DATE: October 9, 1996             /S/ Michael S. Ives
                                  Michael S. Ives
                                  President and Chief Executive Officer



DATE: October 9, 1996             /S/ John O. Guthrie
                                  John O. Guthrie
                                  Senior Vice President and
                                  Chief Financial Officer


INDEX TO EXHIBITS



Schedule A - September 27, 1996 CENIT Bancorp, Inc. press release  E-2 - E-3










                                                                      E-1
SCHEDULE  A



DATE:    September 27, 1996

CONTACT: Steven E. Kocen
         First Vice President
         (757) 446-6600

FOR IMMEDIATE RELEASE

CENIT BANK ANNOUNCES COMPLETION OF DEPOSIT
AND BRANCH TRANSFER FROM ESSEX SAVINGS BANK

  (Norfolk, Virginia) - CENIT Bank announced the completion of the four Essex bank branch and deposit transfers on Thursday, September 26, 1996. The proposed transfer was first announced on July 3. Beginning today, the deposits and employees of the transferred branches become CENIT Bank deposits and employees.

  CENIT consolidated two of the Essex offices into existing CENIT locations. The Essex branch deposits at the Granby Street in Norfolk and High Street office in Portsmouth will be consolidated into CENIT's Ghent office at 745 Duke Street (Norfolk) and Portsmouth office at 3315 High Street, respectively.

  The Essex offices in Downtown Hampton on Settlers Landing Road and the Denbigh office at 13301 Warwick Boulevard opened as CENIT Bank offices today. These offices will undergo extensive interior and exterior renovation.
The Settlers Landing office will have a drive-up ATM installed in the fourth quarter. There is approximately $63 million in deposits in the four offices.

  CENIT Bank's Peninsula Headquarters is located in the Kiln Creek area of Newport News and York County. The bank has five Peninsula offices located in Hampton on Executive Drive and on Settlers Landing Road (Downtown); Newport News on Warwick Boulevard, and in York County at Kiln Creek and in the Super Kmart Center at Kiln Creek. CENIT offers seven day a week banking in the Super Kmart Center.

  The deposits and employees of Essex's Grafton office on George Washington Highway will transfer to CENIT's Kiln Creek office located at Victory Boulevard and Commonwealth on November 7. Until that date it will remain owned and operated as Essex Bank. The Grafton office has approximately $5 million in deposits.

                                                                          E-2


  Michael S. Ives, President and Chief Executive Officer of CENIT Bank, said, "Our CENIT Bank family welcomes the former Essex customers and employees with great enthusiasm. We are pleased to have this opportunity to expand our presence on the Peninsula and to build our deposit base in Norfolk and Portsmouth. This transaction truly positions CENIT as a super community bank that can effectively serve the Peninsula and Southside areas of Hampton Roads. We are a locally managed bank that is committed to the success of the region. Our wide range of financial products can meet the needs of the area's consumers and businesses." Ives continued, "We want to be the bank Hampton Roads depends on for its deposit, mortgage, equity loan and business needs."

  CENIT Bancorp, Inc. (Nasdaq, CNIT) is the parent company of CENIT Bank with thirteen offices in Norfolk, Portsmouth, Chesapeake, Hampton, Newport News and York County and Princess Anne Bank with six offices in Virginia Beach.


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                                                                          E-3